Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This is an amendment (the “Amendment”) to the Executive Employment Agreement dated August 7, 2023 (the “Agreement”) by and between Fulcrum Therapeutics, Inc. (the “Company”) and Alan Musso (the “Executive”) (the Company and the Executive each a “Party” and together the “Parties”). This Amendment shall be effective on June 5, 2026 (the “Amendment Effective Date.”)

This Amendment supersedes any prior or contemporaneous agreement, communication or representation with, from or of the Company with respect to the terms described in this Amendment. Otherwise, with respect to all other terms, the Agreement remains in full force and effect. Capitalized but undefined terms in this Amendment are defined in the Agreement.

Executive’s Agreement is hereby amended as follows:

1.
A new Section 4(j) is hereby added to the Agreement, containing the following text:

(j) Retention Bonus. If the Executive remains employed until the closing of a Change in Control following the Amendment Effective Date, or if the Executive experiences a Qualifying Termination and complies with Section 7(d) and the Agreement’s other terms applicable to severance benefits, (in either case a “Retention Bonus Payment Event”), the Company shall pay the Executive a “Retention Bonus”, within the timeframes described below, equal to 1.0x (one times) the Executive’s Target Bonus in addition to any other compensation or benefits to which Executive is entitled under the Agreement.

2.
Section 7(c) of the Agreement is hereby renumbered as Section 7(c)(i).
3.
Section 7(c)(ii) is hereby added to the Agreement, containing the following text: ((c)(ii) Qualifying Termination Within Six Months Prior to a Change in Control. If a

Qualifying Termination occurs within six (6) months immediately prior to a Change in Control, subject to Section 7(d) (except as modified herein), Section 8, and the other applicable terms of the Agreement (including as to payment timing and frequency), the Executive shall become entitled to the Change in Control Severance Benefits as described in Section 7(c)(i) as of, and subject in all respects to, the closing of such Change in Control transaction; provided that any Severance Benefits already provided to the Executive shall be credited against, and shall reduce, any Change in Control Severance Benefits then due to the Executive. For the avoidance of any doubt, the target bonus found in the Change in Control Severance Benefits shall be viewed as a separate benefit and not reduced, in the event that a Retention Bonus was paid.

4.
Section 7(d) is hereby deleted and is replaced with the following Section 7, which is hereby added to the Agreement, containing the following text:

(d) Release and Payment Dates. As a condition of the Executive’s receipt of the Severance Benefits, the Change in Control Severance Benefits and the Retention Bonus, as applicable, the Executive must execute and deliver to the Company a release of claims agreement in a form to be provided by the Company (other than a standard release of employment-related claims and a mutual nondisparagement provision, such form will not include any new obligations or restrictive covenants imposed on Executive beyond those to which the Executive is otherwise subject as of the Termination Date or the date the Retention Bonus becomes payable under this Agreement or other agreements executed by Executive and the Company) (in the case of a Qualifying Termination, such release agreement is referred to herein as the “Severance Agreement;” in the case of the Retention Bonus, such release agreement is referred to herein as the “Release Agreement”). Such Severance Agreement or Release Agreement, as applicable, must become irrevocable within 60 days (or such shorter period as may be directed by the Company) following: (i) the Executive’s Termination Date in the case of Severance Benefits or Change in Control Severance Benefits under Section (c)(i) or, (ii) in the case of Change in Control Severance Benefits under Section (c)(ii) and any applicable Retention Bonus, the closing of the Change in Control Transaction.

The Severance Benefits or the Change in Control Severance Benefits under Section (c)(i) (other than any COBRA subsidy), as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective and irrevocable, provided that if the foregoing 60 day period (or such shorter period as may be directed by the Company) would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits (other than any COBRA subsidy), as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits under Section (c)(i), as applicable, commence pursuant to this sentence, the “Payment Date”).

The Change in Control Severance Benefits under Section (c)(ii) (other than any COBRA subsidy), as applicable, will be paid or commence to be paid in the first regular payroll beginning 60 days (or such shorter period as may be directed by the Company) after the closing of the Change in Control transaction, on the condition that the Severance Agreement becomes effective and irrevocable, provided, however, that if such 60 day period would end in a calendar year subsequent to the year in which the closing of the Change in Control transaction occurred, the Change in Control Severance Benefits under Section (c)(ii) (other than any COBRA subsidy), as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Change in Control Severance Benefits under Section (c)(ii) commence pursuant to this sentence, the “Look-Back Payment Date”).

If a Retention Bonus Payment Event occurs in connection with a Qualifying Termination as provided above, the Retention Bonus shall be paid on the date the first severance payment is made. If a Retention Bonus Payment Event occurs in connection with a Change in Control as provided above, the Retention Bonus will be paid in the first regular payroll beginning 60 days (or such shorter period as may be directed by the Company) after the closing of the Change in Control transaction, provided, however, that if such 60 day period would end in a calendar year subsequent to the year in which the closing of the Change in Control transaction occurred, the Retention Bonus will not be paid before the first payroll of the subsequent calendar year.

In all cases, the Executive must continue to comply with the ECAA and any similar agreement with the Company or its affiliates in order to be eligible to continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

5.
Additional Terms. In signing this Amendment, each Party agrees that it is not relying on relying on any representation, communication, promise, policy or practice of the other Party with respect to the Amendment that is not expressly contained herein. The Executive agrees that the consideration for which Executive is eligible under this Amendment is sufficient consideration, independent of Executive’s employment, for Executive’s restrictive covenant obligations to the Company.
6.
References to the Agreement. All references to the Agreement in the Agreement or in this Amendment will mean the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

FULCRUM THERAPEUTICS, INC.

By:	/s/ Curtis Oltmans
Name:	Curtis Oltmans
Title:	Chief Legal Officer and Head of External Affairs

EXECUTIVE:

By:	/s/ Alan Musso
Name:	Alan Musso